UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

February 10, 2026
Date of Report (Date of earliest event reported)

Upstart Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39797	46-4332431
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2950 S. Delaware Street, Suite 410
San Mateo, CA 94403
(Address of principal executive offices, including zip code)

(833) 212-2461
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	UPST	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                                         ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Executive Officer Transition

On February 10, 2026, Upstart Holdings, Inc. (“Upstart” or the “Company”) announced that its Board of Directors (the “Board”) appointed Paul Gu, the Company’s Co-founder and current Chief Technology Officer, to succeed Dave Girouard as the Company’s Chief Executive Officer effective May 1, 2026. Mr. Girouard will continue to serve on the Board as Executive Chairman.

In connection with Mr. Gu’s appointment as Chief Executive Officer, Mr. Gu will receive an annual base salary of $540,000 and will be eligible to earn a target discretionary bonus in 2026 equal to 100% of base salary, based on company and individual performance. In addition, Mr. Gu will be granted an award of $37,000,000 performance-based restricted stock units (“PRSUs”), which will be eligible to vest in the first quarter of 2030 based on the four-year relative total stockholder return of Upstart as compared to the companies in the F-Prime Fintech Index at the end of the first thirty (30) trading days of 2026 who remain constituents of that index through the performance period (the “Performance Equity Vesting Schedule”).

In connection with Mr. Girouard’s transition to Executive Chairman, Mr. Girouard’s annual base salary will be reduced to $15,000.

Appointment of President and Chief Capital Officer

On February 10, 2026, the Company announced that the Board appointed Sanjay Datta as the Company’s President and Chief Capital Officer effective immediately.

In connection with Mr. Datta’s appointment as President and Chief Capital Officer, Mr. Datta will receive an annual base salary of $485,000 and will be eligible to earn a target discretionary bonus in 2026 equal to 100% of base salary, based on company and individual performance. In addition, Mr. Datta will be granted an award of $7,500,000 PRSUs, which will be eligible to vest in accordance with the Performance Equity Vesting Schedule.

Chief Financial Officer Transition

In connection with Mr. Datta’s transition to President and Chief Capital Officer, the Board appointed Andrea Blankmeyer as the Company’s Chief Financial Officer, contingent upon her start of employment with the Company, effective as of March 16, 2026. Mr. Datta will continue to serve in his capacity as Chief Financial Officer until March 16, 2026.

Ms. Blankmeyer, age 38, previously served as the Chief Financial Officer of Cityblock Health, Inc., a private tech driven healthcare provider for communities with complex needs, from August 2020 to March 2026. Prior to Cityblock Health, Ms. Blankmeyer served as the Chief Financial Officer of Transfix, Inc. a B2B freight marketplace, from September 2018 to August 2020, and served in various roles at SoFi, a financial technology company, from June 2015 to July 2018 (including as SoFi’s Vice President of Finance from July 2016 to July 2018). Ms. Blankmeyer studied at Harvard Business School for a Masters of Business Administration, and received her bachelor’s degree in Economics and East Asian Studies from Harvard College.

Pursuant to her offer letter with the Company, Ms. Blankmeyer will receive an annual base salary of $450,000 per year and will be eligible to earn a target discretionary bonus in 2026 equal to 75% of base salary, based on company and individual performance. Ms. Blankmeyer will also be granted an award of $5,000,000 RSUs, which will be earned on a four-year quarterly vesting schedule with 40% vesting over the first four (4) quarters after the vesting commencement date, 30% vesting over the next four (4) quarters, 20% vesting over the next four (4) quarters, and 10% vesting over the final four (4) quarters. In addition, Ms. Blankmeyer will be granted an award of $6,000,000 PRSUs, which will be eligible to vest in accordance with the Performance Equity Vesting Schedule.

In addition, Ms. Blankmeyer will enter into the Company’s standard indemnification agreement, the form of which was referenced as Exhibit 10.1 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 14, 2025.

Biographical information for Messrs. Gu and Datta is set forth in the Company’s definitive proxy statement filed on April 4, 2025 and is incorporated herein by reference. There are no arrangements or understandings between Mr. Gu, Mr. Datta, or Ms. Blankmeyer and any other persons, pursuant to which they were appointed as Chief Executive Officer, President and Chief Capital Officer, or Chief Financial Officer, respectively. There are no family relationships among any of the Company’s directors or executive officers and Mr. Gu, Mr. Datta, or Ms. Blankmeyer, and Mr. Gu, Mr. Datta, and Ms. Blankmeyer have no direct or indirect interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Upstart Holdings, Inc.
Dated: February 10, 2026	By:	/s/ Scott Darling
Scott Darling
Chief Legal Officer